STILWELL VALUE PARTNERS, L.P.
111 BROADWAY • 12TH FLOOR
NEW YORK, NY 10006
(212) 269-5800

May 21, 2013

BY FEDEX

Jane P. Hutton
Corporate Secretary
Jefferson Bancshares, Inc.
120 Evans Avenue
Morristown, TN 37814

Re: Shareholder Proposal by The Stilwell Group

Dear Ms. Hutton:

In anticipation of the upcoming annual meeting of Jefferson Bancshares, Inc. ("Jefferson") on October 25, 2013, we request, on behalf of Stilwell Value Partners I, L.P., Stilwell Activist Fund, L.P., Stilwell Associates, L.P., Stilwell Value LLC, and Joseph Stilwell (hereinafter collectively referred to as "The Stilwell Group"), that Jefferson approve the enclosed shareholder proposal and statement for inclusion on Jefferson's proxy card and proxy statement.

Please note that The Stilwell Group is eligible to submit this shareholder proposal in that it has continuously owned 1% or more of Jefferson's securities entitled to vote for at least one year. (Verification of ownership is attached.) The Stilwell Group intends to continue ownership of its Jefferson shares through the date of Jefferson's 2013 annual meeting.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Joseph Stilwell

Joseph Stilwell

Enclosures

SHAREHOLDER PROPOSAL

RESOLVED: The shareholders request the Board of Directors retain an independent investment banker or firm to assist in deciding the best way to maximize or enhance shareholder value through actions outside the ordinary course of business, including (but not limited to) a sale or merger of Jefferson Bancshares, Inc.

SUPPORTING STATEMENT

We recommend voting for the resolution asking the Board of Directors to retain the services of an independent investment banker or firm to evaluate and consider extraordinary alternatives, specifically those that may not have been previously considered by management, such as the sale or merger of Jefferson Bancshares, Inc., to arrive at the best way to maximize shareholder value.

We urge all shareholders to vote for this proposal.

A division of Morgan Stanley Smith Barney, Member SIPC

522 Fifth Avenue
New York , NY 10036

Morgan Stanley
Private Wealth Management

Stilwell Associates, LP
C/O The Stilwell Group
111 Broadway
New York, NY 10006

Dear Mr. Stilwell,

As per the attached statement, please note that Stilwell Associates LP holds 208,580 shares of Jefferson Bancshares, Inc. (JFBI) common stock detailed below. 198,580 of these JFBI shares have been held in the account for at least one year.

1. 181,215 shares of Jefferson Bancshares acquired on 9/23/2011
2. 1,706 shares of Jefferson Bancshares acquired on 12/22/2011
3. 1,630 shares of Jefferson Bancshares acquired on 12/27/2011
4. 5,535 shares of Jefferson Bancshares acquired on 12/28/2011
5. 7,894 shares of Jefferson Bancshares acquired on 12/30/2011
6. 200 shares of Jefferson Bancshares acquired on 01/03/2012
7. 400 shares of Jefferson Bancshares acquired on 02/07/2012
8. 10,000 shares of Jefferson Bancshares acquired on 08/10/2012

Sincerely,

Juliet Moran
Executive Director
Morgan Stanley Private Wealth Management

522 Fifth Avenue
New York, NY 10036
(212) 296-6000

Portfolio Valuation By Taxlot
04-H0CXF : STILWELL ASSOCIATES, L.P.
05/20/2013
Trade Date Reporting

Valuation Currency: USD
Sort Order: Asset Type
Security Type

Shares or Face Value	*Security Description*	*Acquisition Date*	*FMV Price Book Price*	*FMV Cost Book Cost*	*Market Price*	*Market Value*	*Unrealized Gain (Loss)*	*Div or YTM@purch*	*% of *** Portfolio*	*Acct Type*
181,215.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	09/23/2011	2.53	458,473.95	5.50	996,700.62	538,226.67	0.12	6.63	M
1,706.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	12/22/2011	2.45	4,179.70	5.50	9,383.17	5,203.47	0.12	0.06	M
1,630.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	12/27/2011	2.45	3,993.50	5.50	8,965.16	4,971.66	0.12	0.06	M
5,535.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	12/28/2011	2.45	13,560.75	5.50	30,443.05	16,882.30	0.12	0.20	M
7,894.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	12/30/2011	2.36	18,663.78	5.50	43,417.79	24,754.01	0.12	0.29	M
200.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	01/03/2012	2.35	470.00	5.50	1,100.02	630.02	0.12	0.01	M
400.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	02/07/2012	2.35	940.00	5.50	2,200.04	1,260.04	0.12	0.01	M
10,000.000	JEFFERSON BANCSHARES INC MORR TICKER: JFBI	08/10/2012	2.13	21,300.00	5.50	55,001.00	33,701.00	0.12	0.37	M
208,580.000	**Total Position**			521,581.68		1,147,210.85	625,629.17		7.63	

Assets not purchased through Morgan Stanley Private Wealth Management may not reflect original acquisition date and book cost. This information is not available or supplied by others and may not be accurate.
Undefined Classification - At the present time these securities are not classified by GICS.
**** Please see the general disclosures set forth at the end of this Supplemental Report.*
 # The cost basis and acquisition date of this tax lot was adjusted due to a wash sale.